EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Vice President Corporate Affairs (616) 878-2830

Spartan Stores Completes Acquisition of D&W Food Centers, Inc.

GRAND RAPIDS, MICHIGAN-March 27, 2006-Spartan Stores, Inc., (Nasdaq: SPTN) today announced that it has completed the acquisition of certain operating assets of D&W Food Centers, Inc., and will assume operations of 16 D&W Food Center retail stores in west Michigan. As previously announced, the transaction is expected to increase the Company's retail segment sales by approximately $200 million annually and, excluding unusual charges, be accretive to earnings within the first 12 months. D&W Food Centers, Inc. has been operating retail grocery stores in the west Michigan market since 1943.

Commenting on the transaction, Spartan Stores' Chairman, President and Chief Executive Officer Craig C. Sturken said, "This transaction significantly strengthens our retail market position and competitive stance as the leading independent traditional retail grocery operator in our markets. It will allow us to further enhance our consumer product and service offerings in existing markets as well as areas that we do not currently serve, and gives us significant opportunities to improve retail sales growth and operating efficiencies."

Doug Blease, President and CEO of D&W Food Centers stated, "We are pleased to ensure that our long-standing tradition of providing outstanding customer service and quality products to consumers in west Michigan will continue as a result of this business transaction. We are confident that Spartan Stores along with our D&W associates will work collaboratively to build an even stronger conventional retail grocery offering for consumers in our markets."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's tenth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores in Michigan, Indiana and Ohio. Spartan Stores also owns and operates 70 retail supermarkets and 19 deep-discount food and drug stores in Michigan and Ohio, including Family Fare Supermarkets, Glen's Markets, D&W Fresh Markets, and The Pharm.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects" that a particular occurrence "will" be the result or occur; that an "opportunity" will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Realization of increased sales and earnings depends on the Company's ability to successfully integrate the acquired assets, and implement its plans and business practices. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.